EXHIBIT 3.02

OFFICER’S CERTIFICATE
OF
CENTRAL VALLEY COMMUNITY BANCORP

AMENDMENT TO BYLAWS

The undersigned, being the duly appointed and presently serving Corporate Secretary of Central Valley Community Bancorp, a California bank holding corporation (the “Company”), does hereby certify in the name and on behalf of the Company as follows:

1.	He is the duly appointed Corporate Secretary of the Company and is presently serving and acting in such capacity on the date hereof.

2.	He has access to the corporate records and other records of the Company and knowledge of all matters certified herein.

3.	He has examined the corporate records and other records of the Company necessary or appropriate for the purposes of this Officer’s Certificate.

4.
On January 21, 2015, at a regularly scheduled meeting of the Board of Directors (the “Board”) of the Company, to modify the Bylaws in the best interests of the Company and its shareholders, the Board adopted the following amendments, each taking effect on February 1, 2015, to the Bylaws of the Company:

The first paragraph of Section 23 of the Bylaws is amended to read in full as set forth below:

Section 23.    Special Meetings.    Special meetings of the Board of Directors for any purpose may be called at any time by the Chairman of the Board of Directors, or the President, or any Vice President, or the Secretary, or the Lead Independent Director, or any two directors.

The first paragraph of Section 31 of the Bylaws is amended to read in full as set forth below:

Section 31.    Officers.    The officers of the corporation shall be a President, a Chief Financial Officer and a Secretary. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Vice Chairman of the Board, and/or a Lead Independent Director (each of whom shall be chosen from the Board of Directors), one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers, and any other officers who may be appointed under Section 33 of these Bylaws. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity unless authorized to do so generally or in the specific instance by the Board of Directors.

A new Section 36.5 is added to the Bylaws to read in full as set forth below:

Section 36.5.    Lead Independent Director.    The Board of Directors may appoint one of its independent, non-management members to serve as Lead Independent Director, subject to the powers that may be given by the Board of Directors and these Bylaws. The role, selection, responsibilities, powers and term of the Lead Independent Director shall be set forth in a Lead Independent Director Charter adopted by the Board of Directors and amended from time to time.

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Section 37 of the Bylaws is amended to read in full as set forth below:

Section 37.    President.    Subject to any supervisory powers that may be given by the Board of Directors or the Bylaws to the Chairman of the Board or the Lead Independent Director, the President shall be the corporation’s chief executive officer and shall, subject to the control of the Board of Directors, have general supervision, direction and control over the corporation’s business and officers. In the absence of the Chairman and the Lead Independent Director, the President shall preside at any meeting of the shareholders of the corporation. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board of Directors. The President shall be primarily responsible for carrying out all orders and resolutions of the Board of the Directors.

5.	The Board has not amended, modified, revoked or rescinded the foregoing Bylaw amendments, and such amendments remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate in the name and on behalf of the Company as of this 21st day of January, 2015.
By: __/s/STEVEN D. McDONALD______________________________
Name:    STEVEN D. McDONALD
Title:    Secretary

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